EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254
FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer
(800) 225-0135 • (214) 528-5588

HALLWOOD GROUP REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008
Dallas, Texas, March 31, 2009 — The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the fourth quarter and year ended December 31, 2008.
For the quarter, Hallwood reported a net loss of $93,000, or $0.06 per share, compared to a net loss of $24.6 million, or $16.15 per share, in 2007.
For the year, Hallwood reported net income of $1.4 million, or $0.92 per share, compared to a net loss of $32.8 million, or $21.61 per share, in 2007.
The results included equity losses from the Company’s Hallwood Energy, L.P. affiliate of zero and $12.1 million for the 2008 fourth quarter and year, compared to $42.3 million and $56.0 million for the 2007 fourth quarter and year, respectively.
Following is a comparison of results for the 2008 and 2007 periods:
Operating Income. For the 2008 and 2007 quarters, operating income was $38,000 and $5.2 million, on revenues of $35.5 million and $39.5 million, respectively.
For the 2008 and 2007 years, operating income was $15.8 million and $7.2 million, on revenues of $162.2 million and $132.5 million, respectively. The fluctuations in 2008 revenue and operating income were primarily due to the impact of military sales, which were $20.7 million and $101.8 million for the quarter and year in 2008, compared to $23.4 million and
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     $70.0 million for the quarter and year in 2007, respectively. The gross profit margin declined in the 2008 fourth quarter principally as a result of lower sales volume and a change in product mix. In addition, Hallwood recorded severance costs in the 2008 fourth quarter related to a staff reduction at its Dallas office.
Other Income (Loss). Other income (loss) consists of equity losses from the Company’s minority investment in its Hallwood Energy L.P. affiliate, interest expense and interest and other income.
For the quarter, other income (loss) was a loss of $49,000, compared to a loss of $42.6 million in 2007, including equity losses from Hallwood Energy of zero in 2008 and $42.3 million in 2007.
For the year, other income (loss) was a loss of $12.7 million, compared to a loss of $56.7 million in 2007, including equity losses from Hallwood Energy of $12.1 million and $56.0 million, respectively.
Income Tax Expense (Benefit). For the 2008 quarter, the income tax expense was $82,000, which included a current federal tax benefit of $7,000, a non-cash deferred federal tax expense of $306,000, state tax benefit of $497,000 and foreign tax expense of $280,000.
For the 2007 quarter, the income tax benefit was $12.8 million, which included a current federal tax benefit of $14.3 million, a non-cash deferred federal tax benefit of $1.3 million and state tax benefit of $194,000.
For the 2008 year, the income tax expense was $1.7 million, which included a current federal tax benefit of $116,000, a non-cash deferred federal tax expense of $744,000, state tax expense of $797,000 and foreign tax expense of $280,000.
For the 2007 year, the income tax benefit was $16.6 million, which included a current federal tax benefit of $14.3 million, a non-cash deferred federal tax benefit of $3.0 million and state tax expense of $663,000.
Form 10-K Filing. The Company anticipates filing its Form 10-K for the year ended December 31, 2008 on or before April 15, 2009.
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The following table sets forth selected financial information for the quarters and years ended December 31, 2008 and 2007.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)
(2008 amounts are unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$35,548	$39,548	$162,237	$132,497

Operating income	$38	$5,207	15,767	$7,250

Other income (loss)	(49)	(42,607)	(12,664)	(56,704)

Income (loss) before income taxes	(11)	(37,400)	3,103	(49,454)
Income tax expense (benefit)	82	(12,839)	1,705	(16,629)

Net income (loss)	$(93)	$(24,561)	$1,398	$(32,825)

PER COMMON SHARE:
BASIC
Net income (loss)	$(0.06)	$(16.15)	$0.92	$(21.61)

Weighted average shares outstanding	1,521	1,521	1,521	1,519

DILUTED
Net income (loss)	$(0.06)	$(16.15)	$0.92	$(21.61)

Weighted average shares outstanding	1,521	1,521	1,525	1,519
Certain statements in this press release may constitute “forward-looking statements”, which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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